                                                                     Exhibit 3.1

                            ASSET PURCHASE AGREEMENT

                                 by and between

                                TEAMSTAFF, INC.,

                                TEAMSTAFF V, INC.

                                       and

                          OUTSOURCE INTERNATIONAL, INC.

                                       and

            SYNADYNE I, INC., SYNADYNE II, INC., SYNADYNE III, INC.,

                      SYNADYNE IV, INC., SYNADYNE V, INC.,

                         GUARDIAN EMPLOYER EAST LLC AND

                           GUARDIAN EMPLOYER WEST LLC

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS
Exhibit A                  Bill of Sale, Assignment and Assumption Agreement

Exhibit B                  Sellers' Audited Operational Financial Statements for
                           the fiscal years ended December 31, 1997 and December
                           31, 1998 and Unaudited Operational Statements of
                           Income for 12 months ended December 31, 1999

Exhibit C                  List of States where the Sellers conduct business

Exhibit D                  Form of Non Solicitation Agreement

Exhibit E                  Synadyne Retention/Severance Policy

Exhibit F                  Non-Disturbance Agreement of Fleet Bank

Exhibit G                  Shared Services Agreement

Exhibit H                  Client Services Agreement

Exhibit I                  Sub Lease for Delray Beach Premises

Exhibit J                  Sub Lease for Deerfield Beach Premises

                                    SCHEDULES

Number                              Title

2.1(a)                              Accounts

2.1(c)                              Fixed Assets

2.2(a)                              Customer Deposits

2.3                                 Accounts Receivable

2.4(b)                              Assumed Liabilities

2.5(A)                              Assignable Listed Investments

2.5(B)                              NonAssignable Listed Instruments

5.1(a)                              Other Names

5.7                                 Listed Instruments/Accounts Contracts

5.8                                 Exceptions to Claims/Litigation

5.9                                 Insurance Policies

5.11                                Employee Benefit Plan

5.12                                Liens

5.13                                Current Accounts

5.14                                Competitive Interests

5.15                                Liens/Material Changes

                            ASSET PURCHASE AGREEMENT

         AGREEMENT made as of the 7th day of April, 2000 by and between TEAMSTAFF V, INC., a Florida corporation, maintaining a place of business at 1211 N. Westshore Blvd., Tampa, Florida; TEAMSTAFF, INC., a New Jersey corporation, with offices located at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"); OUTSOURCE INTERNATIONAL, INC., a Florida corporation maintaining its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 (hereinafter referred to as "OII") and Synadyne I, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Synadyne I"), Synadyne II, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Synadyne II"), Synadyne III, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Synadyne III"), Synadyne IV, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Synadyne IV"), Synadyne V, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Synadyne V"), Guardian Employer East LLC, a Delaware limited liability corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Guardian East") and Guardian Employer West LLC, a Delaware limited liability corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 ("Guardian West").

                              W I T N E S S E T H :

         WHEREAS, TeamStaff is engaged in the business of providing professional employee related services; and

         WHEREAS, the Sellers are engaged in the business of operating a professional employer business in the states set forth in Exhibit C annexed hereto; and

         WHEREAS, TeamStaff is the legal and beneficial owner of 80% of the outstanding shares of Purchaser and ADCT, Inc., a wholly owned subsidiary of OII, is the legal and beneficial owner of 20% of the outstanding shares of Purchaser; and

         WHEREAS, Purchaser and Sellers are affiliates of each other; and

         WHEREAS, Purchaser is desirous of acquiring from Sellers certain of the assets of the Sellers used in connection with Sellers' professional employer organization business ("PEO") subject to the terms and conditions of this Agreement; and

         WHEREAS, Sellers are desirous of selling these assets to Purchaser subject to the terms of this Agreement:

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein, the parties agree as follows:

         SECTION ONE:  DEFINITIONS

         The following definitions have the indicated meanings for the purposes of this Agreement:

         AAA:  American Arbitration Association.

         Account: Each party to whom Sellers have provided PEO services since the dates of Sellers' incorporation and the right to do business with such party.

         Accounts Receivable: All accounts receivable of the Sellers outstanding on the Effective Date and as set forth on Schedule 2.3.

         Acquired Assets: The property of Sellers' PEO business described in Section Two hereof, which is being sold to Purchaser pursuant to the terms of this Agreement.

         Assumed Liabilities: Those liabilities of Sellers to be assumed by Purchaser and as set forth on Schedule 2.4(b).

         Closing Date: April 7, 2000 or such other date as may be agreed upon by the parties in writing.

         COBRA:  Consolidated Omnibus Budget Reconciliation Act of 1985.

         Code:  The Internal Revenue Code of 1986, as amended.

         Current Accounts: Each PEO client of Sellers who is receiving PEO services, including payroll, from Sellers as of the Effective Date.

         Earnout Payment: The payments, if any, of up to a maximum of $1,250,000 payable by Purchaser to OII pursuant to Section 3.2 hereof.

         Effective Date: April 8, 2000 at 12:01 a.m. or such other time as may be agreed upon by the parties.

         Employee Benefit Plan: An Employee Welfare Benefit Plan, an Employee Pension Benefit Plan, a Multi-Employer Plan and any other plan, program or arrangement providing retirement, deferred compensation, severance pay, bonuses, stock options, stock purchase or any other form of retirement or deferred benefit, sponsored or maintained by an employer.

         Employee Pension Benefit Plan: Any plan, fund or program sponsored by an employer or an employee organization which provides retirement income to employees for periods extending to the termination of employment or beyond as described in Section 3(2) of ERISA.

         Employee Welfare Benefit Plan: Any plan, fund or program sponsored by an employer or an employee organization which provides to its employees certain benefits listed under Section 3(1) of ERISA.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         Financial Statements: The audited operational financial statements of Sellers for the fiscal years ended December 31, 1997 and December 31, 1998 and the unaudited operational statements of income for the 12 months ended December 31, 1999.

         Intellectual Property: (a) All trademarks, service marks, logos, tradenames and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (b) all copyrights and applications, registrations and renewals in connection therewith; (c) all trade secrets and confidential business information; and (d) all other proprietary rights.

         GAAP: Generally Accepted Accounting Principles.

         Knowledge: Means actual knowledge.

         Liabilities: Sellers' liabilities, debts and obligations of any kind or nature whether accrued, absolute, contingent or unliquidated, known or unknown, and whether due or to become due including any liability under any Employee Benefit Plan or Multi-Employer Plan.

         Listed Instruments: The agreements, contracts and instruments with the Current Accounts set forth in Schedule 5.7.

         Material: Shall mean any claim, loss event, fact or circumstance which individually would result in damages, or might result in damages of $15,000 individually and $25,000 in the aggregate.

         Material Adverse Effect: Any event, circumstance change or effect that is, or could reasonably be expected to be, materially adverse to the condition (financial or otherwise) of the Acquired Assets.

         Modular Furniture: All office furniture and cubicles used by Sellers in the operation of their PEO business.

         Multi-Employer Plan: A plan to which more than one (1) employer is required to contribute and which is maintained pursuant to one (1) or more collective bargaining agreements between one (1) or more unions and more than one (1) employer as described in
Section 3(37) of ERISA.

         Non-Solicitation Agreements: The agreements between TeamStaff, Purchaser and the persons whose names appear in Section 7(a)(viii) hereof, substantially in the form of Exhibit D annexed hereto.

         OII: Outsource International, Inc., a Florida corporation and the sole shareholder of Sellers.

         Permits: All licenses, permits, exemptions, business certificates, orders and approvals from any federal, state, local and foreign governmental or regulatory agency or body.

         Purchase Price: The sum of $3,500,000 payable in accordance with Section Three hereof.

         Purchaser: TeamStaff V, Inc., a subsidiary of TeamStaff and any affiliate or related party of TeamStaff or TeamStaff V, Inc. to which any of the Acquired Assets or Listed Instruments are transferred or conveyed.

         Purchaser's Legal Counsel:  Goldstein & DiGioia, LLP.

         Section:  Sections of this Agreement.

         Sellers: Synadyne I, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442, Synadyne II, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442, Synadyne III, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442, Synadyne IV, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 Synadyne V, Inc., a Florida corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442, Guardian Employer East LLC, a Delaware limited liability corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442 and Guardian Employer West LLC, a Delaware limited liability corporation with its principal place of business at 1144 East Newport Center Drive, Deerfield Beach, FL 33442.

         Sellers' Legal Counsel:  Akerman, Senterfitt & Eidson, P.A.

         TeamStaff: TeamStaff, Inc., a New Jersey corporation and the owner of 80% of the capital stock of Purchaser.

         SECTION TWO:  SALE AND PURCHASE OF ASSETS

         2.1  SALE AND PURCHASE OF ASSETS

          Each of the Sellers hereby sells, transfers, assigns and delivers to Purchaser and Purchaser hereby purchases, acquires and accepts from Sellers, free and clear of all liens and encumbrances, as of the Effective Date all of Sellers' right, title and interest in and to the assets of Sellers set forth below:

         (a) All Accounts of the Sellers' PEO business listed on Schedule 2.1(a) hereof (including the right to do business with such Accounts and all contracts related to such Accounts) including all Current Accounts and customer lists, files, historical information, and fee schedules relating to such Accounts and Current Accounts;

         (b) The tradename "Synadyne" and all uses thereof including, without limitation, the Internet domain name Synadyne.com;

         (c) Certain desktop computers not subject to operating or capital leases specifically listed in Schedule 2.1(c) and used in the daily conduct of Sellers' PEO business operations; and

         (d) Sellers' catalogs, brochures, marketing, advertising and public relations materials; provided, however, Purchaser shall acquire only the Intellectual Property rights which OII or Sellers may have in connection with such catalogs, brochures, marketing, advertising and public relations materials ("Marketing Materials"). (collectively the "Acquired Assets").

         2.2  CUSTOMER DEPOSITS

         Schedule 2.2(a) sets forth the name of each Current Account with the amount of customer deposit being held by Sellers and/or OII with respect to such Current Accounts. Sellers shall deliver all customer deposits relating to the Current Accounts constituting part of the Acquired Assets to Purchaser. Delivery of such customer deposits shall be made by offset of the total gross amount of such deposits against the Purchase Price. Within 10 days of the Closing Date, the

Purchaser shall deliver to each Current Account listed on Schedule 2.2(a) a letter, in form and substance satisfactory to the Sellers, advising such Current Account that: (i) the Purchaser has acquired the PEO business of Sellers and that customer deposits have been transferred to the Purchaser in connection therewith; and (ii) neither OII nor the Sellers have any liability to the Current Account with respect to such deposits. If any Current Account is terminated by TeamStaff in the first 90 days after Closing, and such Current Account has a deposit remaining after TeamStaff or Purchaser has satisfied their accounts receivable due from such Current Account, and Sellers or OII have an outstanding Accounts Receivable with respect to such Current Account, then the remaining balance of such customer deposit shall immediately be returned to OII.

         2.3  ACCOUNTS RECEIVABLES

         (a)      Within five (5) days of the Closing, Sellers shall deliver
Schedule 2.3 to Purchaser which shall set forth the name of each Current Account and the amount of any Account Receivable owed by the Current Account to the Sellers as of the Effective Date. All outstanding Accounts Receivable owed to Sellers by any Accounts as of the Effective Date shall remain the property of the Sellers.

         (b) Following the Closing Date, the Sellers and the Purchaser shall assist each other in good faith to collect all Accounts Receivable. Each of the parties hereto acknowledge and understand that pursuant to the terms of the Shared Services Agreement, personnel of the Sellers and OII shall be providing services to Purchaser with respect to the Accounts Receivable. Mary O'Brien, an employee of Sellers, shall devote 50% of her time to assist Purchaser after the Closing Date with respect to client services, including collection of Accounts Receivable. Purchaser, pursuant to the Shared Services Agreement, shall pay 50% of Ms. O'Brien's compensation. Each of the Purchaser, OII and the Sellers agree that OII and Sellers, will, with respect to Sellers' Accounts Receivable set forth in Schedule 2.3 perform all collection efforts with respect to Sellers' Accounts Receivable. The Sellers, OII, Purchaser and TeamStaff shall include in all mailings to Accounts a notice instructing the Current Account to specify the invoice being paid by the Current Account. If a payment is received by OII, Sellers, Purchaser or TeamStaff, and the payment does not explicitly state the invoice being paid, then the payment shall be applied to an invoice only upon notification in writing from the Current Account which has remitted the payment, indicating to which invoice of the Current Account the payment should be credited. Any such notification shall be documented in the "client notes section" of the "Masterpack Systems".

         2.4  EXCLUDED ASSETS AND ASSUMED LIABILITIES

         (a) Expressly excluded from the Acquired Assets are any assets of Sellers not expressly listed in Section 2.1.

         (b) Neither Purchaser nor TeamStaff will assume nor be liable for any Liabilities of OII or the Sellers other than those Liabilities listed in
Schedule 2.4(b) hereof, which list also includes the name and a description of each Employee Benefit Plan of the Sellers being assumed by Purchaser (the "Assumed Liabilities"). Without limiting the foregoing, in no event shall TeamStaff or Purchaser be liable for employee compensation, including any residual liability arising from any insurance policies which provide coverage for any of Sellers' clients or worksite employees for any coverage period prior to the Effective Date, severance benefits and other remuneration up to the date of payroll or related taxes, or social security payments, payable by OII or Sellers up to the Effective Date, and OII and the Sellers shall indemnify and hold TeamStaff and the Purchaser harmless from any and all such liability. Notwithstanding anything herein to the contrary, for payroll periods beginning prior to the Effective Date and ending after the Effective Date, Teamstaff or Purchaser will be liable for all employee payroll due with regard to such period.

         2.5  LIST OF ACCOUNTS

         Schedule 2.5(A) sets forth those Listed Instruments which are assignable to an affiliate of the Sellers or OII without the consent of the other party or parties thereto. This Agreement shall serve as an assignment and transfer of all rights and obligations of the Sellers (but excluding all Liabilities existing prior to the Effective Date) under all of the Listed Instruments set forth on Schedule 2.5(A). Schedule 2.5(B) sets forth those Listed Instruments which are nonassignable without the consent of the other party or parties thereto. Neither Sellers nor OII make any representation or warranty with respect to the assignability of any Listed Instrument or the validity of the assignment contemplated hereunder. Neither Sellers nor OII shall be liable to Purchaser for any claims, losses, damages, costs or expenses arising out of the nonassignability of any Listed Instruments.

         2.6  ACCESS TO RECORDS

         Purchaser shall maintain, for a period of one year following the Closing Date, in good order all records, files and other historical information related to the Acquired Assets and Assumed Liabilities transferred to Purchaser pursuant to this Agreement (the "Records") and upon reasonable request, provide copies of such Records and reasonable assistance to Sellers at Sellers' expense and grant Sellers and OII access to such Records during normal business hours.

         2.7  EMPLOYEES OF SELLERS

         (a) As of the Effective Date, Purchaser intends to offer employment to all employees of Sellers (the "Employees"), other than Robert Lefcort, Raymond Dile, John Leavitt and David Andersen on an at-will basis. Sellers shall cooperate in good faith with Purchaser to solicit the Employees to agree to be employed by Purchaser. In the event that Purchaser terminates any Employee within 30 days of the Closing Date, OII shall pay severance to the first 15 persons so terminated in accordance with Sellers' severance policies attached as Exhibit E annexed hereto. Teamstaff shall provide the same severance and outplacement services to all other Employees who are terminated by Purchaser within such 30 day period. Purchaser shall process and pay all such severance payments payable by OII under this Section 2.7, which payments will be prepaid in advance by OII.

         (b) Sellers will retain employment of Ms. Mary O'Brien after the Effective Date for a period of 90 days. Neither Teamstaff nor Purchaser shall solicit Ms. O'Brien for employment during such 90 day period. During the period of the Shared Services Agreement, or such shorter term as determined by Purchaser, Ms. O'Brien will devote 50% of her time with representatives of Purchaser providing training to such persons regarding the collection of the Purchaser's accounts receivable. In the event that neither Teamstaff nor Purchaser offer employment to Ms. O'Brien upon termination of the 90 day period, then OII and Sellers shall bear all responsibility for any severance payments to Ms. O'Brien. In the event that Teamstaff or Purchaser employs Ms. O'Brien within 30 days following the end of the 90 day period, Teamstaff and Purchaser shall reimburse Sellers or OII for any severance payments made to Ms. O'Brien

         (c) Sellers shall remain liable and bear all responsibility for all obligations or payments due to employees for all unused or accrued vacation, personal or sick time and earned but unpaid commissions for all time periods prior to the Effective Date.

         SECTION THREE: PURCHASE PRICE; EARNOUT PAYMENT

         3.1  PURCHASE PRICE

         Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser shall pay OII in consideration of and in full payment for the sale, transfer and assignment of the Acquired Assets and assumption of the Assumed Liabilities, the sum of $3,500,000 in cash (the "Purchase Price") by wire transfer of immediately available funds.

         3.2  EARNOUT PAYMENT

         (a) Purchaser or TeamStaff shall pay to OII an additional payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Earnout Payment"), by wire transfer of immediately available funds, payable on April 30, 2001, subject to the following conditions:

         (i) On October 15, 2000, Purchaser shall provide to OII a written report that lists the Current Accounts (who are listed on the Final Current Accounts List (as defined below) (for purposes of this Section 3.2 referred to as "Synadyne Customers") who are customers of Purchaser as of September 30, 2000, and the number of employees subject to a contract with Purchaser at any Synadyne Customer as of September 30, 2000 (the "September 30, 2000 Employees"). On April 15, 2001, Purchaser shall provide to OII a written report that lists the Synadyne Customers, and the number of employees subject to a contract with Purchaser and being paid a salary at a Synadyne Customer as of March 31, 2001 (the "March 31, 2001 Employees"). For purposes of calculating the number of September 30, 2000 Employees and March 31, 2001 Employees, all Allstate agent accounts, whether independent or not at the time of this Agreement, shall constitute one Synadyne Customer. For purposes of calculating the number of September 30, 2000 Employees and March 31, 2001 Employees, all employees subject to a contract with Purchaser and being paid a salary at an Allstate agent office shall be included. It is understood that the total number of employees in the Allstate Account on September 30, 2000 or March 31, 2001 will not exceed the number of employees in the Allstate Account as of the Closing Date.

         (ii) If the aggregate number of March 31, 2001 Employees is less than 9500, the following calculations shall determine the amount of the Earnout Payment that Purchaser shall pay to OII on April 30, 2001: (A) subtract the number of March 31, 2001 Employees from 9500 (the "March 31, 2001 Amount"); (B) multiply the March 31, 2001 Difference by $500.00 (the "Reduction Amount"); (C) subtract the Reduction Amount from $1,250,000 (the "Subtotal"); (D) subtract the number of March 31, 2001 Employees from the number of September 30, 2000 Employees, and, (x) if the difference is a number more than zero, multiply the difference by $187.50 (the "Credit Amount") or (y) if the difference between the number of March 31, 2001 Employees and the number of September 30, 2000 Employees is less than zero, the Credit Amount shall be zero; and (E) add the Credit Amount to the Subtotal (the "Earn-out Amount"). Purchaser shall pay the Earn-out Amount to OII on or before April 30, 2001. By way of example, if the aggregate number of March 31, 2001 Employees is 9300, the March 31, 2001 Amount would be 200, and the Reduction Amount would be $100,000 (200 times $500), and the Subtotal would be $1,150,000. Assume also that on September 30, 2000 there were 9400 employees. As a result, the Credit Amount would be 100 (9400-9300) times $187.50, or $18,750. The Earn-out Amount to be paid to OII would be $1,168,750 ($1,150,000 + $18,750).

         (iii) If the aggregate number of March 31, 2001 Employees is 9500 or greater, Purchaser shall pay to OII on April 30, 2001 the sum of $1,250,000.

         (iv) After receipt of the reports from Purchaser on October 15, 2000 and April 15, 2001, respectively, OII shall have the right for 90 days thereafter to inspect the records of Purchaser for the purpose of verifying the number of employees and Synadyne Customers stated in the reports.

         3.3  ESCROW OF FUNDS FOR PAYMENT OF UNEMPLOYMENT TAXES.

Immediately at Closing, OII and the Sellers shall place into escrow with OII's counsel an aggregate of $192,000 which shall be held by such counsel until such date as payment of state unemployment taxes ("SUTA") are due on April 30, 2000. OII's counsel shall agree in writing not to release such funds except to pay such SUTA taxes. Any remaining funds will be transferred to OII immediately thereafter

         SECTION FOUR:  CLOSING

         4.1  CLOSING

         The closing of the purchase and sale of the Acquired Assets provided herein and the assumption of the Assumed Liabilities (the "Closing") will be held at or before April 7, 2000, or at such other place, day and time as Seller and Purchaser may mutually agree. The date of the Closing is herein referred to as the "Closing Date."

         4.2  TERMINATION

         Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date of this Agreement but not later than the Closing:

         (a)      by the mutual consent of Sellers and Purchaser; or

         (b) by either party any time after April 7, 2000 if, by that date, the Closing has not taken place; provided, however, no party to this agreement shall have the right to terminate if the Closing shall not have occurred by April 7, 2000 as a result of their respective actions or inactions; or

         (c) by Purchaser if any condition provided in Section 7(a) hereof has not been satisfied or waived on or before the Closing Date; or

         (d) by the Sellers or OII if any condition provided in Section 7(b) hereof has not been satisfied or waived on or before the Closing Date.

         4.3  EFFECTIVE DATE

         Except as otherwise set forth herein, the transactions contemplated hereby shall be deemed to have been effected as of April 8, 2000, at 12:01 a.m. or such other time and place as the parties may mutually agree.

         SECTION FIVE: REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers and OII, jointly and severally, hereby makes the representations and warranties contained in this Section Five to Purchaser and TeamStaff for the purpose of inducing Purchaser and TeamStaff to enter into and consummate this Agreement.

         5.1  ORGANIZATION AND BUSINESS OPERATION

         Each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its formation with full corporate authority to own, lease and/or operate the Acquired Assets. Each Seller is, and has been at all times material to the transactions contemplated by this Agreement, qualified or licensed to do business as a PEO in all jurisdictions where the conduct of its PEO business or the ownership of the Acquired Assets requires it to be so qualified or licensed. Except as disclosed on Schedule 5.1(a), Sellers have only transacted business under its respective corporate name or the tradename Synadyne and has not transacted business under any other assumed or fictitious name.

         5.2  AUTHORITY:  NO CONFLICTING INSTRUMENTS

         Each Seller and OII has full corporate power and authority to enter into and consummate this Agreement and the other agreements contemplated by this Agreement. All corporate action on behalf of Sellers and OII necessary to authorize the execution and delivery of this Agreement, and the consummation and performance by OII and Sellers of the transactions contemplated by this Agreement, have been taken; and this Agreement constitutes a valid and binding obligation of Sellers and OII, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is at equity or at law). The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, (A) will not violate or conflict with (i) any term or provision of OII's or each Seller's Articles of Incorporation or By-Laws, or Certificate of Formation, as the case may be; (ii) any law, regulation or order of the United States or any state or any agency or political subdivision thereof, (iii) any decree or order of any court or other governmental entity, and (B) will not result in a violation or breach of, or constitute a default under, or permit acceleration of, or give any other party the right to terminate, any material permit or agreement to which Sellers or OII are a party and to which any of the Acquired Assets are subject other than the Listed Instruments and those agreements and policies set forth on Schedule 5.2.

         5.3  FINANCIAL STATEMENTS

         The audited Financial Statements of Sellers for the fiscal years year ended December 31, 1997 and December 31, 1998 have been delivered to Purchaser by Sellers and are accurate and complete in all material respects and prepared by Sellers in accordance with GAAP consistently applied from year to year. The unaudited operational statements of income for the 12 months ended December 31, 1999 have been prepared by the Sellers and OII and are accurate and complete in all material respects and prepared by Sellers in accordance with GAAP.

         5.4  TAX RETURNS

         Seller has filed with the appropriate federal, state, local and foreign authorities all payroll tax returns required by law, regulation, or otherwise to be filed by it for all taxable periods ending on or prior to the Effective Date for which returns have become due. Sellers have paid all payroll taxes, penalties and interest which were due and payable or may become due for or during all taxable periods ending on or prior to the date hereof including all employee withholding taxes and employee benefits of any kind or nature (regardless of the amount shown due on any tax return). Except as set forth on
Schedule 5.4, none of Sellers' payroll tax returns, to Sellers' Knowledge, have ever been audited by the IRS or any state agency. No Seller has executed and filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any payroll taxes for which it may be directly or indirectly liable. Except as set forth on Schedule 5.4, no Seller is a party to any pending action, proceeding or audit by any governmental authority for assessment or collection of payroll taxes for which it may be directly or indirectly liable, and no claim for assessment or collection of payroll taxes for which it may be directly or indirectly liable has been asserted or to Seller's Knowledge threatened against it. Sellers have delivered to TeamStaff a true and correct copy of each federal and state payroll tax return filed by Sellers since January 1, 1998.

         5.5  WARRANTIES

         There are no claims or notices, written or oral, and Sellers have no Knowledge that any service rendered by Sellers to any Current Account breached any representation or warranty, express or implied, made by Sellers; failed to meet any specification with respect to such service which was furnished by Seller; or was otherwise improper or grossly negligently provided, except where any such breach, failure or negligence would not have a Material Adverse Effect.

         5.6  PERMITS; COMPLIANCE WITH LAW

         (a) Sellers have maintained all PEO Permits in connection with the operation of its PEO business in such jurisdiction where such PEO Permits may be required and where the Acquired Assets may be located, except where the failure to maintain would not have a Material Adverse Effect on the Acquired Assets. Each Seller is in material compliance with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements, standards and procedures which are applicable to its business including all minimum wage, fair employment, disability benefit, health and all other employee related laws.

         (b) Except as set forth on Schedule 5.6(b), no Seller has, since its incorporation or formation, as the case may be, entered into a Memorandum of Understanding, Consent Decree or similar instrument with any governmental agency or has been the subject of any investigation or legal proceeding, involving or affecting the Acquired Assets which had or could have a Material Adverse Effect.

         (c) No Seller, nor to its Knowledge after reasonable investigation, any of its respective officers, directors, employees or agents, on behalf of or for the benefit of each Seller, directly or indirectly, have:
(i) offered or paid any amount to, or made any financial arrangement with, any of the Current Accounts in order to promote business from such Current Accounts, other than standard pricing or discount arrangements consistent with proper business practices; (ii) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any Current Account or supplier, source of financing, landlord, sub-tenant, licensee or anyone else; or (iii) made, or has agreed to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for the benefit of any Current Account or employee, supplier or landlord of such Seller, or for any purpose other than that reflected in the documents supporting the payments.

         5.7  CONTRACTS

         (a) Schedule 5.7(a) sets forth all of the Listed Instruments relating to Current Accounts to be assigned to, the Purchaser in accordance with this Agreement to which Seller is a party or by which Seller is or may be bound.

         (b) A true and correct copy of each Listed Instrument has been furnished by Seller to Purchaser. Except as set forth in Schedule 5.7(b), Seller has not given or received notice, and Seller has no Knowledge, that there exists
(i) any Material default or event of default under any Listed Instrument or (ii) any event or condition which, with notice or lapse of time or both, would constitute an event of default under any of the Listed Instruments by Seller or by any other party to any Listed Instrument, which could have a Material Adverse Effect on the Acquired Assets.

         5.8  CLAIMS AND LITIGATION

         There are no actions, suits, claims (other than routine claims for employee benefits which are fully insured) or any legal, administrative or arbitration proceedings or investigations, of any kind or nature, pending, existing or, to the Knowledge of Sellers, threatened, relating to the Acquired Assets, and to Sellers' Knowledge there is no state of facts or the occurrence of any event which will form the basis of any such action, suit, claim, proceeding or investigation, except as set forth on Schedule 5.8. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Acquired Assets which would have a Material Adverse Effect on the Acquired Assets. There is no suit, action, investigation, claim or administrative proceeding which has been brought or, to Sellers' Knowledge, is threatened by any governmental entity or any third party which (i) questions the validity or legality of the purchase or sale of the Acquired Assets or this Agreement or (ii) seeks to enjoin the consummation of the transactions set forth in this Agreement.

         5.9  INSURANCE

         (a) Schedule 5.9 sets forth all policies and binders of workers' compensation and group health, dental and vision insurance policies held by Sellers, specifying the insurer and the policy number. Except for required deductibles, none of which are Material except those set forth on Schedule 5.9, all such insurance policies and binders, if any, are in such amounts, and to Seller's Knowledge after reasonable investigation, fully insure against any such claims, losses and risks listed on Schedule 5.8 and for which coverage is provided under such policies and such insurance policies are in full force and effect as of the Effective Date. Sellers are not in Material default with respect to any material provision contained in any such insurance policy and Sellers have not received notice of cancellation or non-renewal of any such policy of insurance.

         (b) Each Seller has continuously maintained in effect since the commencement of its professional employer services business, without lapse or suspension, insurance policies which have provided its employees with workmen's compensation insurance or similar occupational accident coverage insurance. All Sellers' workers' compensation insurance policies in effect as of the Closing Date are set forth on Schedule 5.9.

         (c) All claims of any kind or nature accrued or made by Seller's employees or others as of the Effective Date are fully insured under policies of workers compensation and employee related insurance (except for applicable deductables) which have been maintained by Sellers as indicated in Schedule 5.9.

         5.10  EMPLOYEES

         Sellers have provided TeamStaff with a list of each of its regular or "in-house" employees together with such employee's current salary and the date such employee was first employed by Sellers.

         5.11  EMPLOYEE BENEFIT PLANS

         Schedule 5.11 lists each Employee Benefit Plan currently maintained or sponsored by Sellers. Neither Sellers nor any Affiliate (as defined below) has at any time established, maintained, sponsored or made any contributions to any Multi-Employer Plan. Each of the Employee Benefit Plans providing health benefits has at all times been operated in material compliance with the health care continuation provisions of ERISA, the Code, COBRA and state health care continuation laws. All open claims filed by employees under any Employee Benefit Plan, which accrued prior to the Effective Date, are the responsibility and obligation of Seller, regardless of whether such claims are filed prior to or after the Effective Date. For purposes of this
Section 5.11, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulation promulgated thereunder, or Sections 414(b), (c) or (m) of the Code, as amended, or any regulations promulgated thereunder.

         Sellers and OII represent and warrant that all payments or contributions owed by them with respect to Employee Benefit Plans which were due on or prior to March 31, 2000 have been paid in full.

         5.12  ASSETS FREE AND CLEAR

         Sellers own all of the Acquired Assets free and clear of all liens, security interests, encumbrances, equities, claims, agreements and obligations of any kind or nature, except as set forth on Schedule 5.12. On the Closing Date, Sellers and OII shall deliver the Acquired Assets free and clear of all liens, encumbrances, equities, claims, agreements and obligations of any kind or nature.

         5.13  STATUS OF CURRENT ACCOUNTS

         Schedule 5.13 is a list of all of Sellers' Current Accounts. Within five (5) days after the Effective Date, Sellers shall furnish Purchaser with a list of all of Sellers Current Accounts as of the Effective Date (the "Final Current Account List"). Sellers have not received written or oral notice, of the intention on the part of any Current Account to terminate or curtail its business relationship with Sellers.

         5.14  COMPETITIVE INTERESTS

         Other than as disclosed on Schedule 5.14 annexed hereto, to (a) Sellers' Knowledge after reasonable investigation, none of the officers or directors of Sellers or OII and (b) Sellers' Knowledge, none of the employees of Sellers or OII, are (i) directors, officers, partners, consultants, agents or employees or own, directly or indirectly, or have any interest in any corporation, firm, association or other business entity or organization, (ii) are in the PEO business, or (iii) are a competitor, lessor, lessee, customer, supplier, sales representative or distributor of any Seller, or (iv) has an interest in any Leasehold, Permit, or any confidential information which any Seller is using or the use of which is necessary or desirable for the conduct of any Seller's business.

         5.15  ACTIONS OF SELLER

         Since December 31, 1998 and except as disclosed to Purchaser in
Schedule 5.15, Sellers have not (i) mortgaged, pledged or subjected to lien, charge, or any other encumbrance, any of the Acquired Assets, except for liens held by Fleet National Bank, as agent; (ii) waived any rights of value related to the Acquired Assets; (iii) entered into any material transaction with respect to the Acquired Assets; (iv) had any material adverse change in the condition, financial or otherwise, of the Acquired Assets, Assumed Liabilities, or Listed Instruments.

         5.16  RESTRICTIVE COVENANTS

         Schedule 5.16 sets forth a list of officers, directors, founders, promoters or key employees of Sellers who are employed by OII's PEO business immediately preceding the Effective Date who are bound by a restrictive covenant or non-competition agreement.

         5.17  NO MISLEADING STATEMENTS

         Neither this Agreement, nor the Financial Statements, nor any Schedule, instrument or certificate executed or delivered by or on behalf of Seller pursuant to this Agreement, or in connection with the consummation of the transactions contemplated herein, contains to Sellers' Knowledge, any untrue statement of a material fact.

         5.18  RIGHTS TO SYNADYNE NAME

         The Sellers and/or OII have, to their Knowledge, all Intellectual Property rights in the tradename "Synadyne" and to their Knowledge, the use of such name does not infringe upon or violate any Intellectual Property rights of any other person. Neither the Sellers nor OII have written notice of any claim of infringement in connection with their use of the Synadyne name. With respect to the Marketing Materials of the Sellers, neither Sellers nor OII make any representation or warranty as to the Intellectual Property rights they may have therein, other than with respect to the Synadyne name.

         SECTION SIX: REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser and TeamStaff, jointly and severally, hereby represent and warrant to Sellers and OII for the purpose of inducing Sellers and OII to enter into and consummate this Agreement and the transactions contemplated herein that:

         6.1   PURCHASER'S ORGANIZATION AND STANDING.

          Each of Purchaser and TeamStaff are duly organized, validly existing and in good standing under the laws of the state of their incorporation, with full corporate authority to conduct its business and to own and operate its assets and properties, as presently conducted. Each of TeamStaff and Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where such failure to so qualify would not have a material adverse effect on its business.

         6.2   AUTHORITY; NO CONFLICTING INSTRUMENTS

         Neither the execution and delivery of this Agreement by Purchaser or TeamStaff, nor the consummation of the transactions contemplated by this Agreement, shall violate any provision of the Certificate of Incorporation or By-Laws of either Purchaser or TeamStaff or violate, conflict with, result in a breach or termination of, constitute a default under, or accelerate the performance required by, any instrument to which either of them or by which either of their respective properties may be bound, or result in the creation of a material lien, charge or incumbrance on any of their respective assets or properties which would adversely affect the ability of either of them to consummate the transactions contemplated by this Agreement.

         Neither TeamStaff nor Purchaser is in violation of their respective Certificates of Incorporation, By-laws or other governing documents, nor are either of them in default in the performance of any material obligation, agreement or condition contained in any license, material contract, indenture, mortgage, deed of trust, lease or loan agreement or in any bond, debenture, note or any other evidence of indebtedness to which it is a party or by which it is bound.

         6.3   AUTHORITY FOR AGREEMENT

         Each of Purchaser and TeamStaff has full corporate power and authority (other than approval by the Board of Directors of TeamStaff which approval must be obtained prior to Closing) to execute and deliver this Agreement and to perform and consummate the transactions contemplated by this Agreement. Other than approval by the Board of Directors of TeamStaff, which approval must be obtained prior to Closing, all corporate proceedings required to be taken by or on behalf of Purchaser and/or TeamStaff to authorize each of them to enter into and carry out this Agreement and to perform and consummate the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of Purchaser and TeamStaff and is valid and binding upon them in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is at equity or at law).

         6.4   NO MISLEADING STATEMENTS

         Neither this Agreement, nor any certificate, Schedule, instrument or other agreement delivered or executed by or on behalf of Purchaser or TeamStaff pursuant to this Agreement, or in connection with the consummation of the transactions contemplated herein, contains any untrue statement of a material fact.

         6.5   LITIGATION

         There is no claim, suit, action or proceeding pending or, to the best knowledge of TeamStaff or Purchaser, threatened against or affecting either TeamStaff or Purchaser or any of their respective subsidiaries which is likely to Materially and adversely affect the business, properties or financial condition of either of TeamStaff or Purchaser and their respective subsidiaries taken as a whole. There is no suit, action, investigation or claim of any kind or nature, brought or threatened by any governmental entity or any third party with respect to Purchaser or TeamStaff which questions the validity or legality of the purchase or sale of the Assets or this Agreement or seeks to enjoin the consummation of the transactions set forth in this Agreement.

         6.6   NO VIOLATION

         Neither TeamStaff nor Purchaser is in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject nor has either one of them failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain is likely to have any Material Adverse Effect on the condition (financial or otherwise), properties, results of operations or net worth of either TeamStaff or Purchaser.

         6.7   CONSENTS

         No consent, approval, authorization or order of, or filing or registration with, any court, governmental agency or body is required in connection with the execution, delivery and performance of this Agreement by either TeamStaff or Purchaser, except for a notice filing required by the State of Florida with respect to the transfer of 20% of the capital stock of Purchaser to ADCT, Inc.

         SECTION SEVEN: CONDITIONS TO OBLIGATIONS OF PURCHASER

         (a) The obligations of Purchaser and TeamStaff to consummate the transactions contemplated herein are subject to the satisfaction on the Closing Date of the following conditions by Sellers and the delivery by Sellers to Purchaser and TeamStaff of the indicated documents.

                  (i)      Legal Opinion

                  A legal opinion from Sellers' Counsel, dated the Closing Date, in form and substance satisfactory to Purchaser.

                  (ii)     Certificate of Good Standing

                  A Certificate of Good Standing dated within ten (10) days prior to the Effective Date from the Secretary of State of the state of incorporation or formation as applicable certifying that each Seller has filed all required reports, paid all required fees and taxes, and is, as of such date in good standing and authorized to transact business as a domestic corporation.

                  (iii)    Bill of Sale, Assignment and Assumption Agreement

                  A Bill of Sale, Assignment and Assumption Agreement between Sellers and Purchaser in the form satisfactory to Purchaser; (a) conveying the Acquired Assets to Purchaser free and clear of all liens and encumbrances; and
(b) assigning the Listed Instruments and the Assumed Liabilities set forth on
Schedule 2.4(b) to Purchaser, to the extent permitted therein.

                  (iv)     Certificate of Secretary

                  A Certificate of the Secretary of the Sellers certifying that annexed thereto are a true and correct copy of the Sellers': (i) Articles of Incorporation as amended; (ii) By-Laws as amended; and (iii) resolutions of the Board of Directors and Shareholders of each Seller and OII authorizing and approving the execution and delivery of this Agreement and the transaction contemplated hereby.

                  (v) Financial Statements. The Agreement shall also be subject to receipt of the Financial Statements.

                  (vi) Shared Services Agreement. The parties shall have executed a Shared Services Agreement in form and substance satisfactory to TeamStaff and substantially in the form annexed hereto as Exhibit G.

                  (vii) Client Service Agreement. The parties shall have executed a Client Service Agreement in form and substance satisfactory to TeamStaff and substantially in the form annexed hereto as Exhibit H.

                  (viii) Sub Lease Agreements. The parties shall have executed a Sub-lease Agreement with respect to the premises located at 1690 South Congress Avenue, Delray Beach, Florida, and a Stub Period Lease with respect to the premises located at 1144 East Newport Center Drive, Deerfield Beach Florida, both in form and substance satisfactory to TeamStaff and substantially in the form of Exhibit I and J, respectively.

                  (ix)     Assignment of Employee Benefit Plans.

                  The Sellers' and TeamStaff shall have executed and delivered any and all such documents in order to effectuate the transfer of the Sellers' Employee Benefit Plans listed on Schedule 2.4(b) to Purchaser.

                  (x)      Receipt of Necessary Approvals and Consents.

                  TeamStaff and the Purchaser shall have received the approval of (A) any and all necessary governmental authorities (but not including governmental approval with respect to PEO licenses), (B) its Board of Directors and (C) and its lenders to the transactions contemplated hereby.

                  (xi)     Release of Liens.

                  TeamStaff and the Purchaser shall have received in form and substance satisfactory to them, evidence of release of all liens, security interests, and encumbrances with respect to the Acquired Assets.

                  (xii) Consent Agreement from OII Lenders; Consent of Landlord to Sublease

                  TeamStaff and the Purchaser shall have received written evidence, (A) from Fleet National Bank consenting to the transactions contemplated herein and allowing Teamstaff's access to the systems of OII used in the delivery of services under the Shared Services Agreement , substantially in form and substance attached as Exhibit F and (B) from the landlord for the premises of OII located at 1690 South Congress Avenue, Delray Beach, Florida stating that it has consented to the Sublease Agreement.

                  (xiii) Non-Solicitation Agreements. TeamStaff shall have received Non-Solicitation Agreements from Robert LefCort, Raymond Dile and David Anderson.

                  (xiv) Evidence of Payment of all Employee Plan Obligations.

                  Sellers and OII shall provide written evidence or assurance, reasonably satisfactory to Teamstaff, that all payments with respect to Employee Benefit Plans which were due on or prior to March 31, 2000 have been paid.

         (b) The obligations of Sellers to sell the Acquired Assets pursuant to this Agreement are subject to the satisfaction on or prior to Closing Date of the following conditions by Purchaser and/or TeamStaff and the delivery by Purchaser and/or TeamStaff of the indicated documents.

                  (i)      Legal Opinion

                  A legal opinion from Purchaser's Legal Counsel, in form and substance satisfactory to Sellers.

                  (ii)     Certificate of Secretary

                  A Certificate of the Secretary of Purchaser certifying that annexed thereto are a true and correct copy of: Purchaser's (i) Articles of Incorporation, as amended; (ii) By-laws, as amended and (iii) resolutions of Purchaser's Board of Directors unanimously authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (iii)    Certificate of TeamStaff Secretary

                  A Certificate of the Secretary of TeamStaff certifying that attached thereto is a true and correct copy of the resolutions of TeamStaff's Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (iv)     TeamStaff's Good Standing Certificate

                  One or more Certificates of the Secretary of State (or other authorized public official) of TeamStaff's jurisdiction of incorporation certifying as of a date within ten (10) days prior to the Effective Date that TeamStaff has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                  (vi)     Purchaser's Good Standing Certificate

                  A Certificate of Good Standing dated within ten (10) days prior to the Effective Date from the Secretary of State of the State of Florida evidencing the good standing of Purchaser.

                  (vii)    Purchaser's Consideration

                  Purchaser shall have delivered the Purchase Price to OII by wire transfer of immediately available funds to an account designated by OII and as otherwise set forth in Section Three hereof.

                  (viii)   Bill of Sale, Assignment and Assumption Agreement

                  The Bill of Sale, Assignment and Assumption Agreement shall have been executed by Purchaser.

                  (ix) Shared Services Agreement. The parties shall have executed the Shared Services Agreement in form and substance satisfactory to Sellers and substantially in the form annexed hereto as Exhibit G.

                  (x) Client Service Agreement. The parties shall have executed the Client Service Agreement in form and substance satisfactory to Sellers and substantially in the form annexed hereto as Exhibit H.

                  (xi) Sub Lease Agreements. The parties shall have executed a Sub-lease Agreement with respect to the premises located at 1690 South Congress Avenue, Delray Beach, Florida, and a Stub Period Lease with respect to the premises located at 1144 East Newport Center Drive, Deerfield Beach Florida, both in form and substance satisfactory to OII and substantially in the form of
Exhibit I and J, respectively.

                  (xii)    Receipt of Necessary Approvals and Consents.

                  OII and Sellers shall have received the approval of (A) any and all necessary governmental authorities (but not including governmental approval with respect to PEO licenses), (B) their respective Board of Directors and (C) and its lenders to the transactions contemplated hereby.

         SECTION EIGHT: INDEMNIFICATION

         8.1   INDEMNIFICATION BY SELLER AND OII

         OII and Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and TeamStaff from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and costs) arising out of or otherwise in respect of:
(i) any misrepresentation, inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers or OII contained in this Agreement which is specifically intended to survive the Closing; (ii) any transaction by Sellers or OII, including but not limited to, any sale, lease, service or the conduct of Sellers' PEO business prior to the Effective Date; (iii) any matter whatsoever relating to the operation, maintenance, conduct and control of or otherwise relating in any manner to the Acquired Assets or Sellers' PEO business, including, without limitation, all Employee Benefit Plans or employment matters, federal, state and local income and employee related taxes and workers' compensation claims prior to the Effective Date; and (iv) any Liabilities other than Assumed Liabilities. Notwithstanding the foregoing, neither the Sellers nor OII shall have any liability to Purchaser for any claims, losses, damages, costs or expenses arising out of the nonassignability of any Listed Instrument.

         Purchaser agrees, within 30 days after its receipt of notice of any claim covered hereby, to notify Seller of such claim, or of any claim as to which Purchaser asserts a right to indemnification. If any claim for indemnification by Purchaser arises out of a claim for monetary damages, Seller may, upon written notice to Purchaser, undertake to conduct any proceedings or negotiations in connection therewith that are necessary to defend Purchaser and to take all other steps to settle or defeat any such claims, and to employ counsel to contest any such claims; provided, however, that Seller shall reasonably consider the advice of Purchaser as to the defense of such claims. Purchaser shall have the right to participate at its own expense in such defense, but the control of such litigation or settlement shall remain with Seller. Purchaser shall provide all reasonable cooperation in connection with any such defense. Counsel and auditor fees, filings fees and court fees in all proceedings, contests or lawsuits with respect to such claim or asserted liability shall be borne by Sellers and OII. If any such claim is made hereunder and neither Sellers nor OII elect not to undertake the defense thereof by written notice to Purchaser, Purchaser shall be entitled to control such litigation and settlement and shall be entitled to indemnity with respect thereto. The indemnification undertaken by Sellers and OII is and shall be absolute, unconditional and irrevocable and shall not be subject to any right of setoff, counterclaim or defense.

         8.2   INDEMNIFICATION BY PURCHASER

         Purchaser and TeamStaff shall indemnify and hold Sellers and OII harmless from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and costs) arising out of or otherwise in respect of (i) any misrepresentation, inaccuracy in or breach of any representation, warranty, covenant or agreement of Purchaser or TeamStaff contained in this Agreement which is specifically intended to survive the Closing; (ii) any transaction by Purchaser, including but not limited to, any sale, lease, repair, service or the conduct of business occurring after the Effective Date; (iii) any matter whatsoever relating to the operation, maintenance, conduct and control of or otherwise relating in any manner to the Acquired Assets or Purchaser's business, including all Employee Benefit Plans or employment matters after the Effective Date; and (iv) any Assumed Liabilities.

         Sellers and OII agree, within 30 days after its receipt of notice of any claim covered hereby, to notify Purchaser of such claim, or of any claim as to which Sellers or OII assert a right to indemnification. If any claim for indemnification by Sellers or OII arises out of a claim for monetary damages, Purchaser may, upon written notice to Sellers and OII, undertake to conduct any proceedings or negotiations in connection therewith that are necessary to defend Sellers and OII and to take all other steps to settle or defeat any such claims, and to employ counsel to contest any such claims; provided, however, that Purchaser shall reasonably consider the advice of Sellers and OII as to the defense of such claims. Sellers and OII shall have the right to participate at their own expense in such defense, but the control of such litigation or settlement shall remain with Purchaser. Sellers and OII shall provide all reasonable cooperation in connection with any such defense. Counsel and auditor fees, filings fees and court fees in all proceedings, contests or lawsuits with respect to such claim or asserted liability shall be borne by Purchaser. If any such claim is made hereunder and Purchaser does not elect to undertake the defense thereof by written notice to Sellers and OII, Sellers and OII shall be entitled to control such litigation and settlement and shall be entitled to indemnity with respect thereto. The indemnification undertaken by Purchaser is and shall be absolute, unconditional and irrevocable and shall not be subject to any right of setoff, counterclaim or defense, except as provided in Section 8.3 below.

         8.3   LIABILITY THRESHOLD AND CAP

         Purchaser covenants with Sellers and OII that it shall not make any claim against Sellers or OII (nor shall Sellers or OII be liable to Purchaser for any claim) pursuant to Section 8.1 until the aggregate amount of any such claimed losses, liabilities, damages, costs and expenses exceeds $50,000 (the "Threshold"); provided, however, Sellers and OII shall be liable with respect to all claims, losses, damages, costs and expenses relating to payroll and other employee related taxes and workers compensation claims prior to the Effective Date without giving effect to the Threshold. Thereafter, Purchaser and TeamStaff may claim for losses, liabilities, damages, costs and expenses up to an aggregate amount equal to the Purchase Price. Solely with respect to claims for indemnification by TeamStaff resulting from: (i) commencement by third parties of judicial proceedings; (ii) administrative or governmental proceedings; (iii) notices of assessment received by TeamStaff for failure to pay taxes; or (iv) notices received by TeamStaff from any governmental or regulatory agency alleging failure to pay workers compensation, TeamStaff shall have the right to withhold or offset all Earnout Payments in an amount equal to any claim for liability hereunder.

         8.4   TERMINATION

         The indemnification provisions provided by Sellers to Purchaser and by Purchaser to Sellers pursuant to this Section shall terminate and be of no further force and effect on the date which is 18 months from the Closing Date with respect to all claims for indemnification, except with respect to Employee related payroll taxes for which the period shall be three (3) year from the Closing Date and except in all cases with respect to any bona fide claims of which the indemnifying party has received notice prior to the relevant time period which have not been resolved.

         8.5   PAYMENT TERMS OF INDEMNIFICATION

         Any payment required to be made by either party under this Section 8 shall be made within 30 days of the date that such payment is determined to be due and owing, unless, as result of judicial or governmental order or under the terms of any settlement which may have been entered into in accordance with this
Section 8, such payment is required to be made earlier.

         SECTION NINE: RESTRICTIVE COVENANTS.

         9.1   SELLER'S COVENANT.

         Each Seller and OII covenants and agrees for a period of three (3) years, commencing on the Effective Date, not to directly or indirectly, as a proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity, own, engage, conduct, manage, operate, participate in and be associated with or be connected in any manner whatsoever with any person, firm, partnership, joint venture, corporation or other entity that competes with Purchaser's Employee leasing businesses; provided, however, that this noncompetition covenant shall not apply to (i) payrolling services provided by OII or Sellers in connection with OII's temporary staffing operation or (ii) shares of capital stock owned by any such person in any public corporation, traded on a national or regional exchange or reported by the National Association of Security Dealers, Inc., if such person does not own more than 3% of the issued and outstanding capital stock of such public corporation.

         9.2   ENFORCEABILITY

         It is the desire and intent of the parties hereto that the provisions of this covenant be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be enforceable with limitations thereon, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

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
         SECTION TEN: ARBITRATION

         Any controversy, claim, or dispute arising out of or relating to this Agreement, or any breach thereof, including without limitation any dispute concerning the scope of this arbitration clause, shall be settled by arbitration in Miami-Dade County, Florida before three (3) arbitrators of the AAA in accordance with the Commercial Arbitration Rules of the AAA as supplemented herein, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending final award, arbitrator compensation and expenses shall be advanced equally by both parties.

         The final award may grant such other, further, and different relief as authorized by the AAA Commercial Arbitration Rules, but may not include punitive damages. Notwithstanding the foregoing, the Parties may bring any action seeking injunctive relief and ancillary damages to enforce the provisions of Section Ten and any party to this Agreement may implead or assert a cross-claim against any other party to this Agreement in connection with any action or lawsuit brought by a third party against any of the parties to this Agreement. Notwithstanding the foregoing, the parties may mutually agree to submit any controversy, claim or dispute arising out of or relating to this Agreement to mediation before a mutually acceptable mediator.

         SECTION ELEVEN: SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         The representations, warranties and covenants contained in this Agreement and in any instrument or certificate delivered pursuant to, or provided for in, this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of 18 months. Each party to this Agreement shall be deemed to have relied upon each and every representation, warranty and covenant of the other party, regardless of any investigation made at any time by the party relying on such representation, warranty and covenant.

         SECTION TWELVE: MISCELLANEOUS

         12.1  BROKERAGE

         Sellers represents and warrants to Purchaser that Sellers has dealt only with or retained only Raymond James Financial as its broker or finder for or on account of this Agreement. Purchaser represents and warrants to Sellers that it has not dealt with or retained any broker or finder or paid or agreed to pay any commission or fee to any broker or finder for or on account of this Agreement.

         12.2  EXPENSES

         Sellers agrees to pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated herein; including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and advisors. Purchaser agrees to pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated herein.

         12.3  FURTHER ASSURANCES

         If at any time after the date hereof any further assignments, transfers or assurances are reasonably necessary or desirable to carry out the provisions of this Agreement, the parties to this Agreement shall execute and deliver any and all bills of sale, instruments of conveyance, assignments, transfers, powers of attorney and assurances of law, and do all things reasonably necessary or proper to such end and otherwise to carry out the provisions and intent of this Agreement.

         12.4  NOTICES

         All notices and other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by registered or certified mail, postage prepaid, return receipt requested, or by telegram, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party to the others or by personal delivery thereof. Any such notice or communication which is mailed or telegraphed shall be deemed to have been given as of the date received or delivery was attempted, as evidenced by the return receipt with respect to a letter or the official notation of time and date of delivery of a telegram.

To TeamStaff and Purchaser:     300 Atrium Drive
                                Somerset NJ 08873
                                Attention: Mr. Donald Kappauf

               Copy to:         Goldstein & DiGioia, LLP
                                369 Lexington Avenue
                                New York, NY 10017
                                Attention: Brian Daughney, Esq.

To Seller:                      1144 East Newport Center Drive
                                Deerfield Beach, FL 33442
                                Attention: Gary Meier and Joe Wasch

               Copy to:         Akerman, Senterfitt & Eidson, P.A.
                                350 E. Las Olas Boulevard Suite 1600
                                Fort Lauderdale, FL 33301
                                Attention: Donn Beloff, Esq.

         12.5  SECTION HEADINGS

         The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.6  SEVERABILITY

         The invalidity or unenforceability of any particular provision, or part of any provision of this Agreement, shall not affect its other provisions or parts, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         12.7  COUNTERPARTS

         This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original and all of such counterparts together shall be deemed to be one and the same instrument.

         12.8  SCHEDULES

         All Schedules referred to in this Agreement are annexed to and made parts of this Agreement and incorporated herein.

         12.9  ENTIRE AGREEMENT, AMENDMENTS; BINDING EFFECT

         This Agreement, (i) together with the Schedules and other agreements it expressly contemplates, constitutes the entire agreement between the parties to it with respect to the transactions contemplated by this Agreement and supersedes all their prior agreements and understandings, (ii) may not be modified or discharged, nor may any of its terms be waived, except by an instrument in writing, signed by the party or parties to be charged, and (iii) shall bind and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns. Nothing expressed or mentioned in this Agreement is intended, or will be construed, to give any person, firm, corporation or other entity, other than the parties to this Agreement and their respective heirs, executors, administrators, successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any of its provisions.

         12.10  GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         12.11  ASSIGNMENT

         No assignment or delegation of any rights or obligations hereunder shall be made by any party hereto without the consent of the other parties.

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
         12.12  WAIVERS

         The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

         SECTION THIRTEEN: POST CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the Closing.

         13.1. FURTHER ACTIONS REQUIRED TO EFFECT AGREEMENT.

         In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 hereof). The Sellers acknowledge and agree that from and after the Closing, TeamStaff shall be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Acquired Assets; provided, however, that, after Closing, TeamStaff shall provide the Sellers with reasonable access to and the right to copy such documents, books, records (including tax records), agreements, and financial data.

         13.2. COOPERATION WITH RESPECT TO LITIGATION.

         In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Acquired Assets, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 hereof).

         13.3. MAINTENANCE OF BUSINESS RELATIONSHIPS.

         Neither the Sellers nor OII will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Sellers from maintaining the same business relationships with TeamStaff and the Purchaser after the Closing as it maintained with the Sellers prior to the Closing. Each of the Sellers and OII will refer all customer inquiries relating to the Sellers' PEO business to TeamStaff and the Purchaser from and after the Effective Date.

         13.4. POST CLOSING DELIVERY OF FINANCIAL STATEMENTS

         OII shall provide to Purchaser, as soon as possible after the Closing Date, but in no event later than 45 days after the Closing Date, audited, operational financial statements of Sellers' PEO business for the year ended December 31, 1999, prepared in accordance with Regulation S-X of the rules and regulations of the Securities and Exchange Commission and GAAP consistent with past practice. The Sellers' Financial Statements for the fiscal years ending December 31, 1997 and December 31, 1998 shall be re-issued in accordance with Regulation S-X of the rules and regulations of the Securities and Exchange Commission and GAAP consistent with past practice and delivered by Sellers as soon as possible following the Closing.

         13.5. UTILIZATION OF SELLERS' EQUIPMENT

         In the event that following the Closing Date, the Purchaser or TeamStaff deem it necessary to utilize any leased equipment used prior to the Closing Date by the Sellers in connection with the Acquired Assets, TeamStaff shall have the option to use such leased equipment subject to payment to OII of its costs to lease such equipment. Leased Equipment shall exclude all Modular Furniture and PC computers. OII shall not assess or collect a fee or costs from Purchaser or TeamStaff for Modular

Furniture or PC computers that Purchaser or TeamStaff used while a tenant under the Sublease Agreement for 1690 South Congress Avenue, Delray Beach, Florida.

         13.6. REPURCHASE OF INTERESTS IN TEAMSTAFF V, INC.

         Immediately following the Effective Date, OII (or its affiliate) shall tender to Teamstaff, and Teamstaff shall purchase, the 20% ownership of TeamStaff V, Inc. owned by OII (or its affiliate) for a purchase price of $200.

         13.7  TRANSFER OF PEO PAYROLL EXPERIENCE RATINGS

         To the extent permitted by law: (a) in those states where OII maintains a temporary employee staffing business, Sellers and OII will cooperate with Purchaser to transfer in whole or in part their PEO unemployment experience, and
(b) in those states where OII does not maintain a temporary employee staffing business, OII and Sellers will cooperate with Purchaser to transfer to Purchaser their unemployment experience rate. The parties shall cooperate in good faith to complete any and all necessary filings in order to effectuate the obligations under this Section 13.7, including the filing of notices to governmental agencies to obtain credits. The parties agree that OII and the Sellers shall not make any filings with respect to state unemployment taxes for the second quarter commencing April 1, 2000 to the extent that transfers under this section are permissible and Teamstaff and the Purchasers shall indemnify and hold harmless OII and the Sellers from any Liability related to such filings made by it. OII and the Sellers shall pay to Teamstaff the actual state unemployment tax withheld for the period up to Effective Date.

         13.8     REIMBURSEMENT OF FEES AND EXPENSES.

         The parties agree that except as otherwise provided herein or in the Shared Services Agreement (a) Teamstaff and the Purchaser shall reimburse Sellers or OII for any fees or expenses relating to the operation or use of the Acquired Assets or the conduct of Purchaser's PEO business after the Effective Date which are paid by OII or Sellers on behalf of Teamstaff or Purchaser, within 10 days of receipt by Teamstaff or Purchaser of adequate documentation relating to such fees and expenses and (b) Sellers or OII shall reimburse Purchaser or Teamstaff for any fees or expenses relating to the operation or use of the Acquired Assets or the conduct of Sellers' PEO business prior to the Effective Date which are paid by Teamstaff or Purchaser on behalf of OII or Sellers, within 10 days of receipt by OI or Sellers of adequate documentation relating to such fees and expenses. Each party shall be provided reasonable time to reconcile any such amounts claimed to be due and owing.

         13.9  POST CLOSING EMPLOYEE TRANSFER DOCUMENTATION

         All parties to this Agreement shall cooperate in good faith and use their best efforts to timely and properly file any and all employee related tax and payroll related filings, certificates or documents as may required in connection with the transactions contemplated herein.

         13.10 COBRA CONTINUATION.

         Purchaser shall assume the liability and obligation of the Sellers to provide any continuation of group health coverage required under Internal Revenue Code ("Code") Section 4980B or ERISA Section 601 through 608 ("Cobra Coverage") with respect to any employee employed by the Purchaser on and after the Effective Date or "qualified beneficiary" (as defined in Code Section 4980B) of such Employee who undergoes a "qualifying event" (as defined in Code Section 49ipB) on, prior to or after the Effective Date. In addition, Purchaser shall be responsible for all liabilities and obligations with respect to Cobra Coverage in regard to former employees of Sellers (including qualified beneficiaries of such former employees) regardless of whether the qualifying events with respect to such individuals occurred on, before or after the Effective Date. Notwithstanding the foregoing, nothing contained in this Section 13.10 shall be construed or interpreted as to: (i) provide that TeamStaff or Purchase have any liability for any event, claim, losses or damages arising prior to the Effective Date, or (ii) amend or alter the indemnification provisions under Section 8.1 hereof.

         13.11 PUBLIC ANNOUNCEMENTS.

         Each party shall cooperate with the other, if necessary, with respect to the making of any public announcement or communication relating to this Agreement and the transactions contemplated hereunder. Except as may be required by applicable law, no party may issue any press releases or other public communication relating to this Agreement or the transactions contemplated hereunder without the prior written consent of the other parties. In the event any such press release or other public communication shall be required by applicable law, each party shall first consult in good faith with the other party with respect to form and substance of such release or communication.

         13.12. 401K PLAN FORFEITURES.

         No party to this Agreement shall take any action to obtain for their possession any forfeitures existing under the Sellers' 401k plans, it being understood and agreed by all parties hereto that all forfeitures (net of any administrative fees) are the property of the employer customer who employed the forfeiting employee.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

TEAMSTAFF, INC.                           TEAMSTAFF V, INC.


By:____________________                   By:_____________________
     Name:                                     Name:
     Title:                                    Title:

OUTSOURCE INTERNATIONAL, INC.             GUARDIAN EMPLOYER WEST LLC


By:____________________                   By:_______________________________
     Name:                                     Name:
     Title:                                    Title:

SYNADYNE I, INC.                          SYNADYNE II,  INC.


By:____________________                   By:______________________
     Name:                                     Name:
     Title:                                    Title:

SYNADYNE III, INC.                        SYNADYNE IV, INC.


By:_____________________                  By:_______________________
     Name:                                     Name:
     Title:                                    Title:

SYNADYNE V, INC.                          GUARDIAN EMPLOYER EAST LLC


By:______________________                 By:_______________________
     Name:                                     Name:
     Title:                                    Title: